Exhibit 23.1

April 5, 2012

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Pingify International, Inc. on Form S-1/A Amendment #2 of our audit report, dated February 10, 2012 relating to the accompanying balance sheet as of January 31, 2012, and the related statements of operations, stockholder's equity, and cash flows from inception (January 24, 2012) through January 31, 2012, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC


/s/ De Joya Griffith & Company, LLC
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De Joya Griffith & Company, LLC
Henderson, NV
April 5, 2012